Exhibit 99.1

Corrected Press Release

Bio-Rad Reports Second-Quarter 2019 Financial Results

HERCULES, Calif.–August 27, 2019– This press release corrects a prior version published on August 1, 2019. The prior press release contained a $3.37 million error with respect to Legal Matters used in the non-GAAP financial presentation. This corrected press release does not change the GAAP results or the guidance provided on August 1, 2019.

Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb), a global leader of life science research and clinical diagnostic products, today announced financial results for the second quarter ended June 30, 2019. This release includes immaterial changes, in the company’s view, to the non-GAAP results provided in the August 1, 2019 release for the three and six months ended June 30, 2019 that resulted from a $3.37 million error with respect to Legal Matters used in the non-GAAP financial presentation in the prior release.

Second-quarter 2019 net sales were $572.6 million, a decrease of 0.6 percent compared to $575.9 million reported for the second quarter of 2018. On a currency-neutral basis, quarterly sales increased 2.7 percent compared to the same period in 2018. Second-quarter gross margin was 53.7 percent compared to 52.4 percent during the second quarter in 2018.

Life Science segment net sales for the second quarter were $212.4 million, down 2.5 percent compared to the same period in 2018. On a currency-neutral basis, Life Science segment sales decreased by 0.1 percent compared to the same quarter in 2018. Sales were strong in the Droplet Digital PCR, Antibody, and Food Safety product lines, moderated by the Process Media product line, in which sales vary from quarter to quarter. Excluding Process Media sales, the Life Science business grew about 7.5 percent, year-over-year on a currency neutral basis.

Clinical Diagnostics segment net sales for the second quarter were $357.1 million, an increase of 0.9 percent compared to the same period in 2018. On a currency-neutral basis, net sales increased 4.8 percent compared to the same quarter last year. The currency-neutral sales increase was primarily due to solid growth of Quality Controls, Immunology, and Diabetes product lines. Sales during the second quarter of 2019 increased across all three regions.

Net income for the second quarter of 2019 was $598.8 million, or $19.86 per share on a diluted basis versus the second quarter in 2018 in which net income was $268.0 million, or $8.87 per share on a diluted basis. Net income for the second quarters of both 2019 and 2018 were significantly and favorably impacted by recognition, on the income statement, of changes in the fair market value of equity securities of $716.4 million and $286.4 million, respectively, primarily related to the holdings of our investment in

Sartorius AG. Other income for the second quarter of 2019 was $3.9 million, compared to $15.9 million for the second quarter of 2018. The decrease was primarily due to dividends from our investment in Sartorius AG, which were declared in the first quarter of 2019 compared to the second quarter of 2018.

The effective tax rate for the second quarter of 2019 was 22.2 percent compared to 21.2 percent during the second quarter of 2018. The effective tax rate in both periods was primarily driven by changes in the fair market value of equity securities and a tax reform-related benefit in the second quarter of 2018.

“Performance in the second quarter reflects strength in many of our key product lines across our major geographies,” said Norman Schwartz, Bio-Rad President and Chief Executive Officer. “We are encouraged by continued improvements of our core operating performance during the quarter as well as the first half of the year, which is helping us to make progress toward reaching our long term goals,” he added.

The following table provides highlights of Bio-Rad’s GAAP and non-GAAP results for the three months ended June 30, 2019 and 2018:

GAAP Results
	Q2 2019	Q2 2018
Revenue (Millions)	$572.6	$575.9
Gross Margin	53.7%	52.4%
Operating Margin	9.8%	7.6%
Net Income (Millions)	$598.8	$268.0
Income per Diluted Share	$19.86	$8.87
Non-GAAP Results
	Q2 2019	Q2 2018
Gross Margin	54.4%	53.4%
Operating Margin	11.1%	10.0%
Net Income (Millions)	$44.8	$49.5
Income per Diluted Share	$1.49	$1.64

A reconciliation between GAAP operating results and non-GAAP operating results is provided following the financial statements that are part of this press release. Non-GAAP adjustments include amortization of purchased intangibles; acquisition-related expenses and benefits; restructuring, impairment charges and valuation changes in equity-owned investments; gains and losses on equity-method investments; significant litigation charges or benefits and legal costs; and discrete income tax events and the income tax effect on these non-GAAP adjustments.

Non-GAAP net income and non-GAAP diluted income per share (non-GAAP EPS) are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Non-GAAP Reporting.”

Non-GAAP net income for the second quarter of 2019 was $44.8 million, or $1.49 per share on a diluted basis, compared to $49.5 million, or $1.64 per share on a diluted basis, during the same period in 2018. The non-GAAP effective tax rate for the second quarter of 2019 was 26.5 percent compared to 27.1 percent for the same period in 2018.

The following table represents a reconciliation of Bio-Rad’s reported net income and diluted income per share to non-GAAP net income and non-GAAP diluted income per share for the three and six months ended June 30, 2019 and 2018:

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
GAAP net income	$598,810	$268,043	$1,464,005	$924,817
Amortization of purchased intangibles	5,354	6,771	10,681	13,650
Legal matters	2,053	5,110	6,493	8,789
Acquisition related (benefits) costs	(10)	1,512	(7,768)	(106)
Restructuring costs (benefits)	45	450	(179)	1,488
Valuation change in equity-owned securities	(716,389)	(286,398)	(1,775,619)	(1,102,332)
Loss on equity-method investments	344	405	661	403
Other non-recurring items	—	—	(759)	(9,208)
Income tax effect on non-GAAP adjustments	154,598	53,647	396,930	247,398

Non-GAAP net income	$44,805	$49,540	$94,445	84,899

GAAP diluted income per share	$19.86	$8.87	$48.60	$30.63

Non-GAAP diluted income per share	$1.49	$1.64	$3.14	$2.81

On a reported basis, net sales for the first half of 2019 decreased 0.1 percent to $1,126.6 million compared to $1,127.4 million for the same period in 2018. On a currency-neutral basis, net sales grew 3.4 percent.

Year-to-date net income for 2019 was $1,464.0 million, or $48.60 per share on a fully diluted basis, compared to $924.8 million, or $30.63 per share, respectively, during the same period in 2018.

2019 Financial Outlook

For the full year 2019, the company continues to anticipate currency-neutral revenue growth of approximately 4.0 to 4.5 percent and improved profitability with an estimated non-GAAP operating margin of 12.5 to 13.0 percent.

Non-GAAP Reporting

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including non-GAAP net income and non-GAAP EPS, which exclude amortization of acquisition-related intangible assets, certain acquisition-related expenses and benefits, restructuring charges, asset impairment charges, valuation changes of equity owned investments, and significant legal-related charges or benefits and associated legal costs. Non-GAAP net income and non-GAAP EPS also exclude certain other gains and losses that are either isolated or cannot be expected to occur again with any predictability, tax provisions/benefits related to the previous items, and significant discrete tax events. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods.

We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, forecasting and planning for future periods, and determining payments under compensation programs. We consider the use of the non-GAAP measures to be helpful in assessing the performance of the ongoing operation of our business. We believe that disclosing non-GAAP financial measures provides useful supplemental data that, while not a substitute for financial measures prepared in accordance with GAAP, allows for greater transparency in the review of our financial and operational performance. We also believe that disclosing non-GAAP financial measures provides useful information to investors and others in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies. More specifically, management adjusts for the excluded items for the following reasons:

Amortization of purchased intangible assets: we do not acquire businesses and assets on a predictable cycle. The amount of purchase price allocated to purchased intangible assets and the term of amortization can vary significantly and are unique to each acquisition or purchase. We believe that excluding amortization of purchased intangible assets allows the users of our financial statements to better review and understand the historic and current results of our operations, and also facilitates comparisons to peer companies.

Acquisition-related expenses and benefits: we incur expenses or benefits with respect to certain items associated with our acquisitions, such as transaction costs, changes in the fair value of contingent consideration liabilities, gain or expense on settlement of pre-existing relationships, etc. We exclude such expenses or benefits as they are related to acquisitions and have no direct correlation to the operation of our on-going business.

Restructuring, impairment charges and valuation changes in equity owned investments: we incur restructuring and impairment charges on individual or groups of employed assets and charges and benefits arising from valuation changes in equity owned investments, which arise from unforeseen circumstances and/or often occur outside of the ordinary course of our on-going business. Although these events are reflected in our GAAP financials, these unique transactions may limit the comparability of our on-going operations with prior and future periods.

Significant litigation charges or benefits and legal costs: we may incur charges or benefits as well as legal costs in connection with litigation and other contingencies unrelated to our core operations. We exclude these charges or benefits, when significant, as well as legal costs associated with significant legal matters, because we do not believe they are reflective of on-going business and operating results.

Income tax expense: we estimate the tax effect of the items identified to determine a non-GAAP annual effective tax rate applied to the pretax amount in order to calculate the non-GAAP provision for income taxes. We also adjust for items for which the nature and/or tax jurisdiction requires the application of a specific tax rate or treatment.

From time to time in the future, there may be other items excluded if we believe that doing so is consistent with the goal of providing useful information to investors and management.

There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact on our reported financial results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP in the United States. Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying this press release.

Conference Call and Webcast

Management will discuss second quarter ended June 30, 2019 results in a conference call at 2 PM Pacific Time (5 PM Eastern Time) August 1, 2019. Interested parties may access the call at 855-779-9068 within the U.S. or 631-485-4862 outside the U.S., Conference ID: 9299345. You may also listen to the conference call via a webcast that is available in the “Investor Relations” section of our website under “Quarterly Results” at www.bio-rad.com. The webcast will be available for up to a year.

About Bio-Rad

Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb) is a global leader in developing, manufacturing, and marketing a broad range of innovative products for the life science research and clinical diagnostic markets. With a focus on quality and customer service for over 65 years, our products advance the discovery process and improve healthcare. Our customers are university and research institutions, hospitals, public health and commercial laboratories, biotechnology, pharmaceutical, as well as applied laboratories that include food safety and environmental quality. Founded in 1952, Bio-Rad is based in Hercules, California, and has a global network of operations with more than 8,000 employees worldwide. Bio-Rad had revenues exceeding $2.2 billion in 2018. For more information, please visit www.bio-rad.com.

This release may be deemed to contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements we make regarding estimated future financial performance or results, our performance in the second quarter reflecting strength in many of our key product lines across our major geographies, continued improvements of our core operating performance during the quarter as well as the first half of the year helping us to make progress toward reaching our long term goals, and for the full year 2019 anticipating currency-neutral revenue growth of approximately 4.0 to 4.5 percent and improved profitability with an estimated non-GAAP operating margin of 12.5 to 13.0 percent. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “anticipate,” “ estimate,” “ expect,” “continue,” “believe,” “will,” ”project,” “assume,” “may,” “intend,” or similar expressions or the negative of those terms or expressions, although not all forward-looking statements contain these words. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. These risks and uncertainties include our ability to develop and market new or improved products, our ability to compete effectively, foreign currency exchange fluctuations, international legal and regulatory risks, global economic conditions, recent and planned changes to our global organizational structure and executive management team, product quality and liability issues, reductions in government funding or capital spending of our customers, our ability to integrate acquired companies, products or technologies into our company successfully, supply chain issues, changes in the healthcare industry, difficulties in implementing our global enterprise resource planning system, and natural disasters and other catastrophic events beyond our control. For further information regarding the Company’s risks and uncertainties, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s public reports filed with the Securities and Exchange Commission (the “SEC”), including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2019 to be filed with the SEC. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. Bio-Rad Laboratories, Inc. disclaims any obligation to update these forward-looking statements.

Investor Contact:

Bio-Rad Laboratories, Inc.

Ilan Daskal

Executive Vice President and Chief Financial Officer

510-724-7000

investor_relations@bio-rad.com

Press Contact:

Bio-Rad Laboratories, Inc.

Tina Cuccia, Corporate Communications

510-724-7000

tina_cuccia@bio-rad.com

Bio-Rad Laboratories, Inc.

Condensed Consolidated Statements of Income

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net sales	$572,619	$575,911	$1,126,598	$1,127,430
Cost of goods sold	264,850	274,244	507,067	523,560

Gross profit	307,769	301,667	619,531	603,870
Selling, general and administrative expense	201,257	210,425	408,838	419,555
Research and development expense	50,122	47,450	97,697	96,877

Income from operations	56,390	43,792	112,996	87,438
Interest expense	5,841	5,977	11,827	11,759
Foreign currency exchange losses (gains), net	1,233	(15)	2,513	1,239
Change in fair market value of equity securities	(716,389)	(286,398)	(1,775,619)	(1,102,332)
Other (income) expense, net	(3,896)	(15,858)	(22,592)	(27,003)

Income before income taxes	769,601	340,086	1,896,867	1,203,775
Provision for income taxes	(170,791)	(72,043)	(432,862)	(278,958)

Net income	$598,810	$268,043	$1,464,005	$924,817

Basic earnings per share:
Net income per basic share	$20.08	$8.99	$49.12	$31.03

Weighted average common shares - basic	29,814	29,814	29,807	29,801

Diluted earnings per share:
Net income per diluted share	$19.86	$8.87	$48.60	$30.63

Weighted average common shares - diluted	30,154	30,219	30,125	30,197

Bio-Rad Laboratories, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	June 30, 2019	December 31, 2018
	(Unaudited)
Current assets:
Cash and cash equivalents	$580,684	$431,526
Short-term investments	406,732	418,830
Accounts receivable, net	377,904	392,443
Inventories, net	589,897	583,815
Other current assets	132,723	196,864

Total current assets	2,087,940	2,023,478
Property, plant and equipment, net	499,180	508,690
Operating lease right-of-use assets	215,507	—
Goodwill, net	235,401	219,770
Purchased intangibles, net	127,476	133,123
Other investments	4,417,240	2,655,709
Other assets	64,201	70,298

Total assets	$7,646,945	$5,611,068

Current liabilities:
Accounts payable, accrued payroll and employee benefits	$246,809	$265,960
Current maturities of long-term debt	1,767	493
Income and other taxes payable	37,516	56,188
Other current liabilities	159,885	128,154

Total current liabilities	445,977	450,795
Long-term debt, net of current maturities	437,680	438,937
Other long-term liabilities	1,276,478	701,005

Total liabilities	2,160,135	1,590,737

Total stockholders’ equity	5,486,810	4,020,331

Total liabilities and stockholders’ equity	$7,646,945	$5,611,068

Bio-Rad Laboratories, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2019	2018
Cash flows from operating activities:
Cash received from customers	$1,143,222	$1,160,904
Cash paid to suppliers and employees	(932,009)	(1,007,565)
Interest paid, net	(11,085)	(11,277)
Income tax payments, net	(24,016)	(47,620)
Other operating activities	22,233	23,766

Net cash provided by operating activities	198,345	118,208
Cash flows from investing activities:
(Payments for) proceeds from acquisitions	(16,083)	266
Other investing activities	(21,701)	(102,924)

Net cash used in investing activities	(37,784)	(102,658)

Cash flows from financing activities:
Payments on long-term borrowings	(359)	(1,505)
Other financing activities	(13,125)	2,004

Net cash (used in) provided by financing activities	(13,484)	499

Effect of foreign exchange rate changes on cash	2,127	3,053

Net increase in cash, cash equivalents, and restricted cash	149,204	19,102
Cash, cash equivalents, and restricted cash at beginning of period	434,164	384,983

Cash, cash equivalents, and restricted cash at end of period	$583,368	$404,085

Reconciliation of net income to net cash provided by operating activities:
Net income	$1,464,005	$924,817
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	66,148	68,669
Right-of-use asset amortization	19,764	—
Changes in working capital	11,378	(29,857)
Other	(1,362,950)	(845,421)

Net cash provided by operating activities	$198,345	$118,208

Bio-Rad Laboratories, Inc.

Reconciliation of GAAP financial measures to non-GAAP financial measures

(In thousands, except per share data)

(Unaudited)

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including non-GAAP net income and non-GAAP diluted income per share (non-GAAP EPS), which exclude amortization of acquisition-related intangible assets; certain acquisition-related expenses and benefits; restructuring charges; asset impairment charges; valuation changes of equity owned investments; gains and losses on equity-method investments; and significant legal-related charges or benefits and associated legal costs. Non-GAAP net income and non-GAAP EPS also exclude certain other gains and losses that are either isolated or cannot be expected to occur again with any predictability, tax provisions/benefits related to the previous items, and significant discrete tax events. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods.

We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, forecasting and planning for future periods, and determining payments under compensation programs. We consider the use of the non-GAAP measures to be helpful in assessing the performance of the ongoing operation of our business. We believe that disclosing non-GAAP financial measures provides useful supplemental data that, while not a substitute for financial measures prepared in accordance with GAAP, allows for greater transparency in the review of our financial and operational performance. We also believe that disclosing non-GAAP financial measures provides useful information to investors and others in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies.

	Three Months Ended June 30, 2019	% of revenue	Three Months Ended June 30, 2018	% of revenue	Six Months Ended June 30, 2019	% of revenue	Six Months Ended June 30, 2018	% of revenue
GAAP cost of goods sold	$264,850		$274,244		$507,067		$523,560
Amortization of purchased intangibles	(3,759)		(4,717)		(7,422)		(9,526)
Acquisition related benefits (costs) (1)	—		—		7,403		—
Restructuring benefits (costs)	2		(1,286)		192		(1,474)

Non-GAAP cost of goods sold	$261,093		$268,241		$507,240		$512,560

GAAP gross profit	$307,769	53.7%	$301,667	52.4%	$619,531	55.0%	$603,870	53.6%
Amortization of purchased intangibles	3,759		4,717		7,422		9,526
Acquisition related (benefits) costs (1)	—		—		(7,403)		—
Restructuring (benefits) costs	(2)		1,286		(192)		1,474

Non-GAAP gross profit	$311,526	54.4%	$307,670	53.4%	$619,358	55.0%	$614,870	54.5%

GAAP selling, general and administrative expense	$201,257		$210,425		$408,838		$419,555
Amortization of purchased intangibles	(1,595)		(2,054)		(3,259)		(4,124)
Legal matters	(2,053)		(5,110)		(6,493)		(8,789)
Acquisition related benefits (costs) (1)	10		(1,512)		365		618
Restructuring benefits (costs)	(142)		492		(140)		(358)

Non-GAAP selling, general and administrative expense	$197,477		$202,241		$399,311		$406,902

GAAP research and development expense	$50,122		$47,450		$97,697		$96,877
Acquisition related benefits (costs) (1)	—		—		—		(512)
Restructuring benefits (costs)	95		344		127		344

Non-GAAP research and development expense	$50,217		$47,794		$97,824		$96,709

GAAP income from operations	$56,390	9.8%	$43,792	7.6%	$112,996	10.0%	$87,438	7.8%
Amortization of purchased intangibles	5,354		6,771		10,681		13,650
Legal matters	2,053		5,110		6,493		8,789
Acquisition related (benefits) costs (1)	(10)		1,512		(7,768)		(106)
Restructuring (benefits) costs	45		450		(179)		1,488

Non-GAAP income from operations	$63,832	11.1%	$57,635	10.0%	$122,223	10.8%	$111,259	9.9%

GAAP change in fair market value of equity securities	$(716,389)		$(286,398)		$(1,775,619)		$(1,102,332)
Valuation change in equity-owned securities (2)	716,389		286,398		1,775,619		1,102,332

Non-GAAP change in fair market value of equity securities	$—		$—		$—		$—

GAAP other (income) expense, net	$(3,896)		$(15,858)		$(22,592)		$(27,003)
(Loss) gain on equity-method investments	(344)		(405)		(661)		(403)
Other non-recurring items (3)	—		—		759		9,208

Non-GAAP other (income) expense, net	$(4,240)		$(16,263)		$(22,494)		$(18,198)

GAAP income before income taxes	$769,601		$340,086		$1,896,867		$1,203,775
Amortization of purchased intangibles	5,354		6,771		10,681		13,650
Legal matters	2,053		5,110		6,493		8,789
Acquisition related (benefits) costs (1)	(10)		1,512		(7,768)		(106)
Restructuring (benefits) costs	45		450		(179)		1,488
Valuation change in equity-owned securities (2)	(716,389)		(286,398)		(1,775,619)		(1,102,332)
Loss (gain) on equity-method investments	344		405		661		403
Other non-recurring items (3)	—		—		(759)		(9,208)

Non-GAAP income before income taxes	$60,998		$67,936		$130,377		$116,459

GAAP provision for income taxes	$(170,791)		$(72,043)		$(432,862)		$(278,958)
Income tax effect of non-GAAP adjustments (4)	154,598		53,647		396,930		247,398

Non-GAAP provision for income taxes	$(16,193)		$(18,396)		$(35,932)		$(31,560)

GAAP net income	$598,810	104.6%	$268,043	46.5%	$1,464,005	129.9%	$924,817	82.0%
Amortization of purchased intangibles	5,354		6,771		10,681		13,650
Legal matters	2,053		5,110		6,493		8,789
Acquisition related (benefits) costs (1)	(10)		1,512		(7,768)		(106)
Restructuring (benefits) costs	45		450		(179)		1,488
Valuation change in equity-owned securities (2)	(716,389)		(286,398)		(1,775,619)		(1,102,332)
Loss (gain) on equity-method investments	344		405		661		403
Other non-recurring items (3)	—		—		(759)		(9,208)
Income tax effect of non-GAAP adjustments (4)	154,598		53,647		396,930		247,398

Non-GAAP net income	$44,805	7.8%	$49,540	8.6%	$94,445	8.4%	$84,899	7.5%

GAAP diluted income per share	$19.86		$8.87		$48.60		$30.63
Amortization of purchased intangibles	0.18		0.22		0.35		0.45
Legal matters	0.07		0.17		0.22		0.29
Acquisition related (benefits) costs (1)	—		0.05		(0.26)		—
Restructuring (benefits) costs	—		0.01		(0.01)		0.05
Valuation change in equity-owned securities (2)	(23.76)		(9.48)		(58.94)		(36.50)
Loss (gain) on equity-method investments	0.01		0.01		0.02		0.01
Other non-recurring items (3)	—		—		(0.03)		(0.30)
Income tax effect of non-GAAP adjustments (4)	5.13		1.79		13.19		8.18

Non-GAAP diluted income per share	$1.49		$1.64		$3.14		$2.81

GAAP diluted weighted average shares used in per share calculation	30,154		30,219		30,125		30,197

Shares included in non-GAAP net income per share, but excluded from GAAP net loss per share as they would have been anti-dilutive	—		—		—		—

Non-GAAP diluted weighted average shares used in per share calculation	30,154		30,219		30,125		30,197

(1)	Release of contingent consideration and other acquisition-related expense.
(2)	Mark-to-market gain on equity-owned securities.
(3)	Gain on the sale of a product line (2018 and 2019), and gain on the sale of land (2018).
(4)

Excluded items identified in the reconciliation schedule are tax effected by application of a non-GAAP effective tax rate. The non-GAAP tax provision is adjusted for items, the nature of which and/or tax jurisdiction requires the application of a specific tax rate or treatment.

2019 Financial Outlook

Forecasted non-GAAP operating margin excludes 100 basis points primarily related to amortization of purchased intangibles. Forecasted non-GAAP operating margin does not reflect future gains and charges that are inherently difficult to predict and estimate due to their unknown timing, effect and/or significance, such as foreign currency fluctuations, future gains or losses associated with certain legal matters, acquisitions and restructuring activities.